Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Annual Report to Shareholders (Form 10-K) of Summit Financial Group, Inc. and subsidiaries of our reports, dated March 30, 2010, with respect to our audits of the consolidated financial statements of Summit Financial Group, Inc. and subsidiaries included in the 2009 Annual Report to Shareholders for the year ended December 31, 2009.

We also consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-99291) pertaining to the 1998 Officer Stock Option Plan of Summit Financial Group, Inc. and subsidiaries of our reports, dated March 30, 2010, with respect to our audits of the consolidated financial statements of Summit Financial Group, Inc. and subsidiaries included in the 2009 Annual Report to Shareholders for the year ended December 31, 2009.

/s/    ARNETT & FOSTER, P.L.L.C.

Charleston, West Virginia
March 30, 2010